  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 13, 2023 (November 8, 2023)

Laureate Education, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38002	52-1492296
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

PMB 1158, 1000 Brickell Avenue, Suite 715
Miami, FL 33131
(Address of principal executive offices, including zip code)

786-209-3368
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.004 per share	LAUR	The NASDAQ Stock Market LLC
(Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 8, 2023, Laureate Education, Inc. (the “Company”) entered into an employment letter agreement (the “Letter Agreement”) with Eilif Serck-Hanssen, President and Chief Executive Officer of the Company, which amended and restated the terms and conditions of the previously disclosed letter agreement dated as of October 9, 2022 (the “Prior Agreement”), which itself had amended the terms of the previously disclosed corporate retention bonus program (the “Corporate Retention Program”) adopted in connection with the Company’s decision to explore strategic alternatives for each of its businesses.

The Letter Agreement provides for (i) annual base salary of $850,000 (pro-rated for partial years), (ii) for fiscal 2023 and continuing for each fiscal year thereafter during the employment term, annual target bonus opportunity equal to 130% of annual base salary, (iii) in connection with entry into the Letter Agreement, an equity grant with an aggregate grant date value equal to $600,000, comprised of 50% restricted stock units and 50% performance share units, subject to the same terms and conditions as the restricted stock units and performance share units granted by the Company to Mr. Serck-Hanssen in February 2023; and (iv) commencing with the Company’s regular annual equity grant cycle for fiscal 2024, and continuing for each subsequent fiscal year during the employment term, a target long term incentive equity grant date value of $2,550,000.

Under the Letter Agreement, Mr. Serck-Hanssen is eligible to receive enhanced severance benefits consistent with the amount of the enhanced severance benefits provided under the Corporate Retention Program and Prior Agreement (including accelerated vesting of outstanding equity awards) in connection with a termination by the Company without “Cause” (as defined in the Company’s Severance Policy for Executives (the “Severance Policy”)) or Mr. Serck-Hanssen’s resignation for “Modified Good Reason” (as defined below) on or prior to April 7, 2025 (the “Special Severance Period”). Subject to Mr. Serck-Hanssen’s (i) execution and non-revocation of a separation and release agreement in favor of the Company and (ii) continued compliance with restrictive covenants to which he is subject or bound with respect to the Company, Mr. Serck-Hanssen will receive the following payments and benefits in connection with a qualifying termination:

•Two times the sum of base salary and target bonus (each determined as the greater of the amount stated in the Letter Agreement or in effect as of the date of termination), payable in substantially equal installments over the 18-month period following termination, in accordance with the Company’s regular payroll practices;

•A pro-rated annual bonus, based on the target bonus for the year of termination, payable in a lump sum (the “Pro Rata Bonus”);

•Accelerated vesting or settlement of all then-outstanding and non-forfeited awards granted under the Company’s Amended and Restated 2013 Long-Term Incentive Plan or any successor Company equity incentive plans (with performance targets deemed attained at target);

•Company payment of the employer portion of COBRA premiums (subject to Mr. Serck-Hanssen’s timely COBRA election) for 18 months following the date of termination (or until Mr. Serck-Hanssen becomes eligible to receive health benefits from a subsequent employer or fails to pay the required active employee portion of the COBRA premium cost); and

•Outplacement services for up to 9 months following termination of employment.

If the Company terminates Mr. Serck-Hanssen’s employment without “Cause” or Mr. Serck-Hanssen resigns for “Modified Good Reason” after April 7, 2025, he will be eligible to receive severance benefits under and subject to the Severance Policy; provided that he will also receive a Pro Rata Bonus in connection with (i) a qualifying termination on or at any time during the 12 month period following a change in control or (ii) a termination by reason of death or “Disability” (as defined in the Severance Policy) at any time.

Under the Letter Agreement, “modified good reason” is amended to mean (i) a reduction in Mr. Serck-Hanssen’s base salary, annual target bonus opportunity or annual target long term incentive equity grant date value, (ii) an adverse change to Mr. Serck-Hanssen’s title, or (iii) a relocation of Mr. Serck-Hanssen’s principal employment location to a location that is more than fifty (50) miles from such principal employment location as of the date of the Letter Agreement. In addition, Mr. Serck-Hanssen will be deemed to have modified good reason during the period commencing January 15, 2025 and ending February 25, 2025.

The foregoing description of the Letter Agreement is not complete and is qualified in its entirety by reference to the text of the Letter Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1†	Amended and Restated Employment Letter Agreement dated November 8, 2023 between the Company and Eilif Serck-Hanssen.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
†	Indicates a management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAUREATE EDUCATION, INC.

By:	/s/ Leslie S. Brush
Name:	Leslie S. Brush
Title:	Deputy General Counsel and Secretary

Date: November 13, 2023
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